EXHIBIT 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Schedule 13D (including amendments thereto) with respect to the Common Stock of The Mosaic Company and further agree that this Joint Filing Agreement be included as an exhibit to such joint filing.

Date: November 1, 2004

CARGILL, INCORPORATED

By:	/s/ Robert L. Lumpkins
Robert L. Lumpkins Vice Chairman and CFO

GNS I (U.S.), INC.

By:	/s/ Robert L. Lumpkins
Robert L. Lumpkins Chief Executive Officer, President and Treasurer

CARGILL FERTILIZER, INC.

By:	/s/ Robert L. Lumpkins
Robert L. Lumpkins Chief Executive Officer